UNITED STATES

                                       SECURITIES AND EXCHANGE COMMISSION

                                             Washington, D.C. 20549



                                                    FORM 8-K



                                                 CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                                     of 1934


            Date of Report (Date of earliest event reported): October 18, 2001


                                                    MFB Corp.
                         (Exact name of registrant as specified in its charter)




                                                     INDIANA

                                 (State or other jurisdiction of incorporation)




     0-23374                                                     35-1907258
Commission File Number)                        (IRS Employer Identification No.)


                  121 South Church Street
                  Post Office Box 528
                  Mishawaka, Indiana                                      46544

                  (Address of principal executive offices)    (Zip Code)
           Registrant's telephone number, including area code: (219) 255-3146


Item 5.  Other Events.



  Pursuant to General Instruction F to Form 8-K, the press release issued October 18, 2001 concerning the Fourth Quarter Earnings and Cash Dividend Announcement is incorporated herein by reference and is attached hereto as Exhibit 1.



Item 7.  Financial Statements and Exhibits.



         (c)      Exhibits

                  Exhibit 1 -- Press Release dated October 18, 2001.



                                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Timothy C. Boenne, Vice President


Dated:  October 23, 2001

October 18, 2001
Point of Contact: Charles J.Viater President/CEO

              MFB Corp. ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS
                          AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC),(the "Corporation"), parent company of MFB Financial (the "Bank"), today reported consolidated net income on an unaudited basis of $496,000 or $.36 diluted earnings per share for the three months ended September 30, 2001 compared to $558,000 or $.40 diluted earnings per share for the three months ended September 30, 2000. Net income on an unaudited basis for the fiscal year ended September 30, 2001 was $1.9 million or $1.39 diluted earnings per share compared to $2.8 million or $2.00 diluted earnings per share for the comparable period ended September 30, 2000.

                  Net interest income after provision for loan losses for the most recent three and twelve month periods totaled $2.2 million and $8.9 million compared to $2.4 million and $10.9 million for the same periods one year ago. During the twelve months ended September 30, 2001 total interest income increased by $1.5 million compared to the same period one year ago, primarily as a result of increased volumes of commercial and consumer loans receivables, offset by lower yields generated on these loans due to interest rate decreases during the year. In the past twelve months, commercial loan receivables increased $14.5 million and consumer loan receivables, which include home equity term loans and lines of credit, increased $1.8 million, while residential mortgage loan receivables decreased $21.9 million. Short-term interest-bearing deposits and interest-bearing time deposits in other financial institutions also increased $23.6 million during the fiscal year ended September 30, 2001. Total interest expense increased $1.5 million during the twelve months ended September 30, 2001, as compared to the same period a year ago, reflecting the growth in deposits and FHLB advances. For the three months ended September 30, 2001, total interest income decreased $480,000 while total interest expense decreased $292,000 compared to the same period one year ago reflecting the lower yields on interest-earnings assets and lower rates paid on interest-bearing liabilities. The bank's provision for loan loss reserves was increased from $1.1 million for the period ended September 30, 2000 to $3.1 million for the period ended September 30, 2001. The current year's provision includes a one-time addition of $1.8 million ($1.1 million after tax) that was established in December 2000 as a result of a Chapter 11 bankruptcy filing by a commercial borrower.

           Noninterest income increased from $623,000 and $1.8 million for the three and twelve months ended September 30, 2000 to $759,000 and $2.8 million for the most recent three and twelve month periods. These increases are primarily due to fees generated from the increasing number of core deposit account relationships, income generated from the Bank's trust department, and net realized gains from loan sales. Noninterest expenses increased from $2.1 million during the three months ended September 30, 2000 to $2.3 million during the three months ended September 30, 2001 and from $8.3 million to $8.8 million for the comparable twelve month periods. The noninterest expense increases are primarily attributable to staffing increases and expenses incurred in the offering of additional services to the Bank's customers.

         The Corporation has increased total assets from $396.0 million as of September 30, 2000 to $413.1 million as of September 30, 2001, an increase of $17.1 million (or 4.3%). Total cash and cash equivalents increased $19.7 million from $14.5 million to $34.2 million, total securities available for sale increased $6.3 million from $41.6 million to $47.9 million, and time deposits in other financial institutions increased $1.5 million during the fiscal year ended September 30, 2001. Offsetting these increases was the $11.9 million decrease in total net loans outstanding during this same twelve month period.






         Total liabilities increased from $363.5 million at September 30, 2000 to $378.7 million at September 30, 2001 primarily as the result of a $7.5 million increase in Federal Home Loan Bank advances, a $5.8 million increase in total deposits from $239.4 million to $245.2 million, and the $1.9 increase in securities sold under repurchase agreements.

         Total shareholders' equity increased from $32.5 million as of September 30, 2000 to $34.4 million as of September 30, 2001. The increases to equity resulted mainly from $1.9 million in net income and a $961,000 adjustment to reflect the increase in the market value of securities available for sale, net of tax, offset by the repurchase of 34,760 shares of outstanding common stock during the fiscal year at a cost of $647,000 and cash dividend payments of $533,000. Book value per common share was $25.72 at September 30, 2001 compared to $23.93 at September 30, 2000.

               While achieving substantial growth, the Corporation maintains asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets at September 30, 2001 was .63%.

                In addition, MFB Corp. announced today that the Corporation has declared a cash dividend of $ .10 per share of Common Stock for the quarter ended September 30, 2001. The dividend is payable on November 13, 2001 to holders of record on October 30, 2001. This dividend will be the 22nd consecutive quarter of dividends paid to shareholders.

                The Bank is a wholly owned subsidiary of MFB Corp. providing retail and small business financial services to the Michiana area through its seven banking centers located in St. Joseph and Elkhart counties.

                                          MFB CORP. AND SUBSIDIARY
                                     Consolidated Balance Sheets (Unaudited)
                                     September 30, 2001 and September 30, 2000
                                                               (in thousands)

                                                                                            September 30,         September 30,
                                                                                                 2001                2000
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                       $    7,229          $    9,693
Interest-bearing deposits in other financial institutions - short term                             26,994               4,851
                                                                                              -----------          ----------
      Total cash and cash equivalents                                                              34,223              14,544
Interest-bearing time deposits in other financial institutions                                      1,500                   -
Securities available-for-sale                                                                      47,860              41,623
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,308               6,308
Loans held for sale, net unrealized losses
    of $0 at 9/30/01 and $131,618 at 9/30/00                                                        3,074               6,494
Loans receivable, net of allowance for loan losses
      of $4,632,000 at 9/30/01 and $1,672,000 at 9/30/00                                          306,981             315,506

Accrued interest receivable                                                                         1,774               1,894
Premises and equipment, net                                                                         5,100               4,688
Mortgage servicing rights, net                                                                      1,069                 611
Investment in limited partnership                                                                   2,877               2,948
Other assets                                                                                        2,318               1,387

        Total Assets                                                                             $413,084            $396,003

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Noninterest-bearing demand deposits                                               $    13,895         $    11,802
             Savings, NOW and MMDA deposits                                                        73,082              56,569
             Other time deposits                                                                  158,202             171,023
                                                                                                  -------             -------
                   Total deposits                                                                 245,179             239,394
      Securities sold under agreements to repurchase                                               11,022               9,143
      Federal Home Loan Bank advances                                                             119,685             112,152
      Advances from borrowers for taxes and insurance                                               1,599               2,116
      Accrued expenses and other liabilities                                                        1,219                 684
          Total Liabilities                                                                       378,704             363,489

Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 9/30/01 and 9/30/00
       shares outstanding: 1,336,539 - 9/30/01, 1,358,449 - 9/30/00                                13,023              13,136
       Retained earnings - substantially restricted                                                29,089              27,711
      Accumulated other comprehensive income (loss), net of tax                                        45                (916)
      Treasury Stock, 352,878 common shares - 9/30/01
        330,968 common shares - 9/30/00                                                            (7,777)             (7,417)
                                                                                                   --------            -------
     Total shareholders' equity                                                                    34,380                32,514
                                                                                                 -----------          ---------

       Total Liabilities and Shareholders' Equities                                              $413,084            $396,003
                                                                                                 ========            ========



                                                     MFB CORP. AND SUBSIDIARY
                                  Consolidated Statement of Income (Unaudited)
              Three Months and Twelve Months Ended September 30, 2001 and 2000
                                                              (in thousands)



                                                                      Three Months Ended                    Twelve Months Ended
                                                                          September 30,                        September 30,
                                                                       2001                2000            2001             2000


      Total interest income                                            $7,216            $7,696          $29,977           $28,514

      Total interest expense                                            4,246             4,538           17,972            16,473
                                                                        -----             -----           ------            ------

      Net interest income                                               2,970             3,158           12,005            12,041

      Provision for loan losses                                           729               761            3,097             1,106
                                                                         ----              ----            -----             -----

      Net interest income after provision for loan losses               2,241             2,397            8.908            10,935

      Total non-interest income                                           759               623            2,764             1,845

      Total non-interest expense                                        2,264             2,123            8,811             8,272
                                                                        -----             -----            -----             -----

      Income before income taxes                                          736               897            2,861             4,508

      Income tax expense                                                  240               339              951             1,693
                                                                          ---               ---              ---             -----

       Net Income                                                        $496              $558           $1,910            $2,815
                                                                         ====              ====           ======            ======



      Basic Earnings per common share                                 $   .37           $   .41          $  1.42           $  2.04


       Diluted Earnings per common share                               $   .36          $   .40         $   1.39           $  2.00

